UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K
Current Report Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): August 29, 2008

Dot Hill Systems Corp.
(Exact name of registrant as specified in its charter)

Delaware	1-13317	13-3460176
(State or other jurisdiction of	(Commission File Number)	(I.R.S. Employer
incorporation)		Identification No.)

2200 Faraday Avenue, Suite 100, Carlsbad, CA	92008
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (760) 931-5500
Not applicable.
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement
SIGNATURE

Item 1.01 Entry into a Material Definitive Agreement.
As previously announced, Dot Hill Systems Corp. (“Dot Hill”) has been in negotiations with Ciprico Inc. (“Ciprico”) to purchase Ciprico’s network-attached storage (NAS) and RAIDCore™ assets as well as certain additional contractual rights relating to the aforementioned assets (the “Assets”). Ciprico previously announced that on July 28, 2008, it filed a voluntary petition pursuant to Chapter 11 of Title 11 of the United States Code in the United States Bankruptcy Court for the District of Minnesota (the “Bankruptcy Court”).
In connection with these negotiations and in accordance with procedures established by the Bankruptcy Court, on August 29, 2008, Dot Hill and Ciprico entered into a debtor-in-possession loan (“DIP Loan”), pursuant to which Ciprico may borrow up to $225,000 from Dot Hill in order to continue to operate. The DIP Loan requires Ciprico to pay Dot Hill a $10,000 loan fee, is secured by a priming, first priority lien on all of Ciprico’s assets, including the Assets, and carries an interest rate of 9%, with a default interest rate of 11%. The outside maturity date of the DIP Loan is October 31, 2008. Pursuant to the DIP Loan, Dot Hill loaned Ciprico $150,000 on August 29, 2008. A final Bankruptcy Court hearing on the DIP Loan is currently scheduled for September 11, 2008, and, if the DIP Loan is approved, Ciprico could borrow up to an additional $75,000. Any outstanding amounts under the DIP Loan as of the closing of the purchase of the Assets will be offset against the cash purchase price payable at such closing.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DOT HILL SYSTEMS CORP.

	By:	/s/ Hanif I. Jamal Hanif I. Jamal
Senior Vice President, Chief Financial Officer and Secretary

Date: September 5, 2008